Exhibit 10.4

December 3, 2013

Re: OFFER OF EMPLOYMENT

Dear Jeff:

On behalf of Warren Resources, Inc. (“Warren”), I am pleased to extend this offer of employment to you effective January 8, 2014, and look forward to you joining Warren in our New York, NY office. I am confident you will find your position with Warren both challenging and rewarding. The basic terms are as follows:

Start Date: January 8, 2013

Job Title:  Vice President- Project Development

Responsibilities: You will be responsible for originating, developing and executing, together with other members of senior management of Warren, energy, water and other projects (“Projects”) and asset divestitures and assist in the growth of the enterprise. You will report directly to the Chief Executive officer. Your responsibilities will include, without limitation, (i) review, modeling and analysis of capital expenditures, acquisitions and divestitures, (ii) develop and execute Projects, (iii) prepare company and project presentations for portfolio managers, investment and commercial bankers and investors, (iv) assist in corporate development and merger and acquisition activities, and (v) perform such other duties and responsibilities as may be requested by Warren.

Annual Base Salary:  $245,000, payable bi-weekly in 26 equal installments less all required or elected taxes and other withholdings.

Annual Bonus: At the end of each calendar year, you will be considered for a bonus of up to 50% of your annual base salary. As with all bonus compensation at Warren, whether you are awarded a bonus and, if so, the amount of any bonus is within the sole and exclusive discretion of Warren and subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Any bonuses Warren decides to award for a calendar year will be paid no later than March 15 of the following year. You will be eligible begining in 2015 for any discretionary bonus payments for prior calendar years, including calendar year 2014. You must be actively employed by Warren at the time the bonus is actually paid to be considered eligible to receive the bonus.

Long-term Equity Award: On the first date of your employment, you will be granted an initial award of options (“Options”) to purchase 40,000 shares of Warren common stock for a term of five years from the date of grant, subject to the express terms of the Warren Stock Incentive Plan (the “Plan”). Your participation

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in the Plan is governed by the Plan terms; however, by way of summary only, your Options will vest equally over a three year period with the initial 1/3 portion vesting on the one year anniversary of the initial grant date. Thereafter, you will also be eligible to participate in the Plan, along with other employees of Warren, commencing in 2015 and you may be considered for an annual stock option award during the first quarter of 2015 providing you have been an active employee in good standing of Warren for at least one year. The amount of any stock options granted under the Plan will be determined by the Compensation Committee in its sole discretion. Subject to the terms of the Plan, equity awards vest equally over a three- year period, meaning that you will have the vested right to exercise: (1) one-third (1/3) of the stock options after the first anniversary of award; (2) one-third (1/3) of the stock options after the second year; and (3) one-third (113) of the stock options after the third year.

Vacation and Benefits: You shall be entitled to take four weeks of paid annual vacation (“Vacation Time”) during each calendar year of employment, plus 3 personal days and 5 days of sick leave (“PTO”), all in accordance with the Warren Resources Employee Handbook,  which you acknowledge receiving and reviewing as shown by your signature on Exhibit A hereto.  Up to fifty percent (50%) of any accrued, unused Vacation Time may be carried over into the year following the year for which it was granted but no payment for unused Vacation Time will be made upon termination. Accrued, unused PTO may not be carried over from year-to-year or paid upon termination. Warren also offers group health and dental insurance plans, with eligibility criteria set forth in the plans. After six months of continued employment, you will also be eligible to participate in Warren’s 40l(k)  retirement plan, under which Warren may choose to match a portion of your contributions (currently up to a maximum of 4% of your base salary), in its sole discretion. Finally, you will be eligible to participate in Tier 3 of the Warren Severance Plan once you have met the Plan’s tenure requirements and other criteria. Warren reserves the exclusive right to amend, modify or terminate any of the foregoing plans in its sole discretion.

Employment at Will: Although Warren hopes for a lasting relationship with you, your employment with the Company is and will remain strictly “at will”. This means that both Warren and you have the absolute right to terminate your employment at any time, with or without notice and with or without cause.

Background Check and Right to Work: Your employment is contingent upon the successful completion of reference and background checks, drug-screening checks and investigations prior to employment. You have represented to Warren that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this employment relationship or carrying out your responsibilities to Warren, as contemplated hereby.

Please confirm your acceptance of these terms by signing below and returning a copy of this letter to me at the letterhead address.

Very truly yours,

WARREN RESOURCES, INC.

	By:	/s/ Philip A. Epstein
Philip A. Epstein
Chairman and Chief Executive Officer

Accepted and agreed to

this 3rd day of December, 2013:

/s/ Jeffrey Keeler
(Signature)

Jeffrey Keeler
(Printed Name)